EXHIBIT 4.8
                                    CONTRACT

Customer: FOCUS Enhancements, Inc.

Date: December 22, 1998

Term of Contract:  One Year

Contract Begins: January 1, 1999

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The undersigned,  acting on behalf of FOCUS Enhancements, Inc. ("the customer"), hereby contracts with R. J. Falkner & Company, Inc., ("Falkner") for a period of not less than one year, for the provision of consulting services to include the following:

(1) The preparation of at least two "Research Profile" reports during the next twelve months, and one each six months thereafter;

(2) Distribution of such reports to the brokerage community, money managers, mutual funds, and individual investors, upon request, or as instructed by the customer, along with exposure of such reports on the StreetNet investor information site on the Internet and on the R. J. Falkner & Company, Inc. website (www.rjfalkner.com);

(3) Assistance in the writing and editing of shareholder communiques, annual reports, etc., in order to optimize their effectiveness in conveying the messages desired by management;

(4) The handling of all logistics involving the release of news to the financial media and to the investment community, including "blast fax" exposure to brokers and money managers;

(5) Interfacing with Nasdaq StockWatch to assure that new releases are distributed in accordance with appropriate regulations, and that Nasdaq is notified in advance of pending news releases;

(6) Distribution of such communiques to the brokerage community, institutional and individual investors, and research analysts at over 5,000 firms throughout the U. S., Europe, and Canada;

(7)  Telephone  and  personal   meetings  with   individual   investor   groups,
regional/national   brokerage  firms,  and/or  institutional   investors,   when
appropriate;

(8) Arrangement of management presentations to stockbroker groups, research analysts, and/or portfolio managers, on a selective basis, in various cities around the U. S. and Canada; and

(9) Any other services involving investor relations, upon request (at an hourly rate, when appropriate).

A cash retainer fee for these services will be payable at the rate of $3,000 per month, in advance. In addition to such monthly retainer, the customer will be invoiced for reimbursement of expenses directly incurred in the provision of these services on a monthly basis. Such expenses will primarily involve publishing, printing and postage costs related to the distribution of "Research Profile" reports and shareholder communiques; telephone calls placed on the customer's behalf; and travel expenses required to visit the customer and/or for trips to visit brokerage firms/investor groups/institutions on behalf of the customer (such trip expenses are pro-rated among several customers). Documentation of these expenses will be provided on each monthly invoice, and the customer agrees to reimburse R. J. Falkner & Company, Inc. for such expenses within 30 days following receipt of such invoices. Such reimbursable expenses shall not exceed $500 per month, unless pre-approved by an officer of FOCUS Enhancements, Inc.

In addition to the cash compensation outlined above, R. Jerry Falkner (as an individual) and Richard W. West will each be granted a 5-year option to purchase 15,000 shares of FOCUS Enhancements, Inc. common stock (after taking into account a planned reverse stock split), with such option to be issued no later than January 15, 1999. The exercise price on the option will be equivalent to the market price of the common stock on the closing transaction price, as reported by Nasdaq, on December 31, 1998. Customer hereby agrees to register the shares underlying this option whenever any other option shares are registered with the SEC, or within twelve months of the "start date" of this contract, whichever occurs sooner.

This contract may be cancelled by the Customer after twelve months, upon written notice to be received by R. J. Falkner & Company prior to January 1, 2000. If such notice is not forthcoming, the services of R. J. Falkner & Company, Inc. will continue on a month-to-month basis. At any time after completion of the initial one-year term of the contract's starting date, either party may cancel the services of R. J. Falkner & Company, Inc. upon 30 days' written notice. If the customer chooses to terminate the services of R. J. Falkner & Company, Inc. prior to January 1, 2000, customer agrees to pay R. J. Falkner & Company, Inc. all advance retainer fees for the months remaining in the initial twelve-month term of the contract, plus unreimbursed expenses.

Falkner represents, warrants, and covenants that: (i) all work performed hereunder will be performed with care, skill, and diligence, in accordance with the highest applicable professional standards recognized by Falkner's profession; (ii) it is responsible for the professional quality, technical accuracy, completeness and coordination of all reports, designs, drawings, plans, information, specifications, and other services furnished under this Agreement; (iii) it shall comply with all applicable federal, state and local laws, ordinances, codes and regulations in performing its services; (iv) that all work shall be performed to Customer's reasonable satisfaction of Customer;
(v) that it has the right to disclose all information transmitted to Customer under this Agreement and that it has all rights and title necessary to provide the services and deliverables outlined herein; (vi) that all work and services hereunder will be performed by fully trained, experienced and qualified personnel; (vii) that it has not and will not enter into any agreements or arrangements which preclude compliance with the provisions of this Agreement; and (ix) that its invoice charges under this Agreement will not exceed comparable rates it charges other customers in substantially similar transactions.

Falkner will keep the Proprietary Information of the Customer in strict confidence and shall not, without the prior written approval of the Customer (a) disclose any Proprietary Information to a third party, (b) use Proprietary Information in any way for the benefit of any third party, and/or (c) use
Proprietary Information in any way other than for the purposes of this Agreement. The Falkner will limit access to Proprietary Information to only those employees who have an absolute need to know of such Proprietary Information in order to accomplish the purposes of this Agreement and who are aware of and have agreed to respect the relevant provisions of this Agreement. Third party access to Proprietary Information shall be restricted to those third parties who have first executed a confidentiality agreement protecting against disclosure of such Proprietary Information and naming Customer as a third party beneficiary of the confidentiality agreement so that Customer can enforce the provisions of the confidentiality agreement in Customer's own name. Further, prior to entering a confidentiality agreement with a third party, Falkner shall obtain approval to communicate or transfer Proprietary Information under the confidentiality agreement, such approval being given at the sole discretion of Customer. For the purposes of this Agreement, "Proprietary Information" means technical and/or business information which is disclosed to Falkner by Customer, whether orally, or in written or other tangible form. This Agreement and the terms hereof shall be considered Proprietary Information. Proprietary Information does not include, and no obligation is imposed on, information which
(i) is already in or subsequently enters the public domain through no fault of Falkner; (ii) is supplied by Customer to another party without a duty of confidentiality to Customer; (iii) is disclosed pursuant to the order or requirements of a governmental administrative agency or other governmental body provided that such disclosure is pursuant to a protective order and Customer has been notified of such a disclosure request in advance.

Falkner agrees that for the term of this Agreement, the terms and conditions of this Confidentiality provision shall survive termination of this Agreement.

Falkner shall, at its expense, defend any claim or action brought against Customer, and Customer's subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, to the extent it is based upon a claim that the Falkner acted negligently, willfully disseminated misinformation or otherwise acted with willful misconduct. Customer shall have the right to employ separate counsel and participate in the defense of any claim or action. Falkner shall reimburse Customer upon demand for any payments made or loss suffered by it at any time after the date hereof, based upon the final adjudication of of any judgement by a court of competent jurisdiction, or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect to any damages related to any claim or action. Falkner would only be liable for damages which the court determined were the result of negligence and/or misconduct on the part of Falkner. Falkner may not settle any claim or action under this Section on Customer's behalf without first obtaining
Customer's written permission, which permission will not be unreasonably withheld. In the event Customer and Falkner agree to settle a claim or action, Falkner agrees not to publicize the settlement without first obtaining Customer's written permission, which permission will not be unreasonably withheld.

Falkner agrees that it is strictly an independent contractor and shall so represent itself to all third parties. Neither party has the right to bind the other in any manner whatsoever and nothing in this Agreement shall be interpreted to make either party the agent or legal representative of the other or to make the parties joint venturers. In no event shall Falkner be deemed in any way to be an employee of Customer. Falkner acknowledges and agrees that this consulting arrangement shall not give or extend to Falkner any rights with respect to contributions by the Customer to any deferred compensation plan, bonus plans, or fringe benefits (including, but in no way limited to holiday pay, medical or life insurance benefits, sick pay or paid vacation) except as otherwise provided herein, and further agrees to hold the Customer harmless from any employment, income or other taxes or any other damages which may be assessed in connection with payments to Falkner or which may be suffered by Customer due to any breach of the foregoing warranties.

Falkner convents and agrees that it has, in full force and effect, Workers' Compensation, Public Liability and Property Damage insurance, and that Falkner further indemnifies Customer against loss resulting from injury to Falkner during the course of performance of service work under this Agreement. Falkner further assumes full responsibility for any acts of damage or destruction, including personal injury, caused directly or indirectly by the Falkner during the course of such work.

All notices under this Agreement shall be made in writing and shall be deemed properly delivered when (i) delivered personally, or (ii) by the mailing of such notice to the parties entitled thereto, registered or certified mail, postage prepaid to the parties at the addresses set forth above, and in the case of Customer, to the attention of Thomas Massie, Chief Executive Officer, cc. General Counsel.

Falkner shall not subcontract or assign the Agreement, or otherwise dispose of its right, title, or interest therein or any part thereof to any third party, without obtaining the prior written consent of the Customer. The hiring or use of outside services, subcontractors by Falkner in connection with this Agreement shall not be permitted without the prior written approval of Customer.

This Agreement contains the entire agreement between the parties hereto and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties hereto, relating to the subject matter hereof. There are no other understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

No supplement, modification or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless executed in writing by the parties hereto. The subject headings of the articles, paragraphs and subparagraphs of this Agreement are included solely for purposes of convenience and reference only, and shall not be deemed to explain, modify, limit, amplify or aid in the meaning, construction or interpretation of any of the provisions of this Agreement. Should any part, term or provision of this Agreement or any document required herein to be executed be declared invalid, void or unenforceable, all remaining parts, terms and provisions hereof shall remain in full force and effect and shall in no way be invalidated, impaired or affected thereby.

The parties acknowledge that this contract is entered into in the state of Colorado and that performance of the contract will be accomplished in the states of Colorado and Massachusetts.

This contract cannot be assigned without the agreement of both parties.

Signed:


/s/ Thomas L. Massie
Thomas L. Massie
Chairman and Chief Executive Officer
FOCUS ENHANCEMENTS, INC.


/s/ R. Jerry Falkner, CFA
R. Jerry Falkner, CFA
President
R. J. Falkner & Company, Inc.

Date:

Note: Please retain one original copy of this contract for your records, and return one original copy to R. J. Falkner & Company, Inc.